[Appears on Company Letterhead]

FOR IMMEDIATE RELEASE:

                              CONTACT:  Raymond S. Willoch
                                        Assistant Vice President
                                        (404) 437-6862

                                        J. Desmond Towey
                                        Towey & Associates
                                        (212) 888-7600


           INTERFACE ANNOUNCES COMMENCEMENT OF PRIVATE OFFERING

ATLANTA, Georgia, November 1, 1995 -- Interface, Inc. (Nasdaq symbol:
IFSIA) announced today that it has commenced a private offering of $125,000,000 aggregate principal amount of senior subordinated notes due 2005 (the "Notes") and may grant certain initial purchasers an option to purchase up to an additional $18,750,000 of Notes on the same terms. The Notes will be unsecured obligations subordinated to all existing and future senior indebtedness of the Company. The Notes will be guaranteed, jointly and severally, on an unsecured, senior subordinated basis by the Company's principal domestic subsidiaries. The interest rate and certain other terms of the Notes have not yet been determined. The closing of the private offering, if it is consummated, is expected to occur before the end of November. There is no assurance, however, that acceptable terms will be available or that the offering will be consummated.

The bulk of the net proceeds of the private offering, if it is consummated, are expected to be used to fund the redemption of all of Interface's outstanding 8% Convertible Subordinated Debentures Due 2013 (the "Convertible Debentures"). Under their terms, the Convertible Debentures may be called for redemption at any time upon 30 days' notice at a price of 102.4% of their principal amount, plus accrued and unpaid interest. In the event of a call, holders of Convertible Debentures would be entitled to convert all or a portion of the principal amount into shares of Interface Class A Common Stock, at a price of $16.9125 per share, at any time up to two business days before the redemption date.
An aggregate of approximately $106,500,000, plus any then accrued and unpaid interest, would be required to redeem 100% of the Convertible Debentures.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics, specialty chemicals, and interior architectural products.

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